AvalonBay Communities, Inc.

For Immediate News Release	Exhibit 99.2
July 26, 2006
AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2006 OPERATING RESULTS
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2006 was $67,794,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.90 for the quarter ended June 30, 2006, compared to $0.74 for the comparable period of 2005, a per share increase of 21.6%. For the six months ended June 30, 2006, EPS was $2.39 compared to $1.65 for the comparable period of 2005, a per share increase of 44.8%. These increases are primarily attributable to the timing and volume of gains on the sale of assets in 2006 as compared to 2005, coupled with growth in income from existing and newly developed communities.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended June 30, 2006 was $77,510,000 or $1.03 per share compared to $72,325,000, or $0.97 per share for the comparable period of 2005, a per share increase of 6.2%. Prior year FFO per share (for the quarter ended June 30, 2005) includes several non-routine items totaling $0.04 per share. Adjusting for these non-routine items, FFO per share increased 10.8% during the quarter ended June 30, 2006 as compared to 2005, driven primarily by improved community operating results and contributions from newly developed communities.
FFO per share for the six months ended June 30, 2006 increased by 13.0% to $2.18 from $1.93 for the comparable period of 2005. FFO per share for the six months ended June 30, 2006 includes $0.17 per share related to the sale of a land parcel. FFO per share for the six months ended June 30, 2005 includes several non-routine items totaling $0.11 per share, including the $0.04 discussed above. Adjusting for these non-routine items in both six-month periods, FFO per share increased 10.4%, driven primarily by improved community operating results and contributions from newly developed communities.
Commenting on the Company’s results, Tim Naughton, President, said, “ Our second quarter results were driven in large part by strong operating performance, as same-store NOI increased over 8%. Steady job growth and low housing affordability are driving rental housing demand while new supply continues to be delivered at a modest rate. Solid fundamentals are translating into improved operating performance, such that we have raised the mid-point of our full year financial outlook for FFO by $0.08 to a range of $4.28 to $4.38 per share. ”
Operating Results for the Quarter Ended June 30, 2006 Compared to the Quarter Ended June 30, 2005
For the Company, including discontinued operations, total revenue increased by $7,903,000, or 4.6% to $180,832,000. For Established Communities, rental revenue increased 6.6%, comprised of an increase in Average Rental Rates of 5.8% and an increase in Economic Occupancy of 0.8%. As a result, total revenue for Established Communities increased $8,562,000 to $138,448,000. Operating expenses for Established Communities increased $1,440,000 or 3.5% to $43,015,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $7,122,000 or 8.1%, to $95,433,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2005 to the second quarter of 2006:

2Q 06 Compared to 2Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	5.0%	3.4%	5.7%	42.5%
Mid-Atlantic	8.2%	3.5%	10.3%	17.5%
Midwest	1.2%	5.4%	(1.1%)	2.2%
Pacific NW	9.9%	8.0%	10.9%	4.4%
No. California	7.5%	4.4%	8.8%	21.6%
So. California	6.6%	(2.4%)	10.5%	11.8%

Total	6.6%	3.5%	8.1%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

2Q 06 vs 2Q 05
GAAP Rental Revenue	6.6%

Rental Revenue with Concessions on a Cash Basis	7.6%

Operating Results for the Six Months Ended June 30, 2006 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $14,689,000, or 4.3% to $357,620,000. For Established Communities, rental revenue increased 6.4%, comprised of an increase in Average Rental Rates of 5.4% and an increase in Economic Occupancy of 1.0%. As a result, total revenue for Established Communities increased $16,364,000 to $273,936,000, and operating expenses for Established Communities increased $2,618,000 or 3.2% to $84,913,000. Accordingly, NOI for Established Communities increased by $13,746,000 or 7.8%, to $189,023,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2006 as compared to the six months ended June 30, 2005:

YTD 2006 Compared to YTD 2005

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.7%	4.6%	4.8%	42.2%
Mid-Atlantic	8.3%	1.5%	11.3%	17.7%
Midwest	0.9%	4.1%	(0.9%)	2.2%
Pacific NW	8.9%	7.9%	9.3%	4.5%
No. California	7.1%	2.8%	9.1%	21.9%
So. California	6.6%	(1.5%)	10.1%	11.5%

Total	6.4%	3.2%	7.8%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Development and Redevelopment Activity
The Company completed development of Avalon Pines II during the second quarter of 2006 for a Total Capital Cost of $25,100,000. Avalon Pines II is the second phase of a multi-phase apartment community containing an aggregate of 450 apartment homes that were completed for a Total Capital Cost of $73,200,000.
In addition, the Company commenced construction of two communities during the second quarter of 2006: Avalon at Dublin Station I, a mid-rise community located at the BART station in Dublin, CA and Avalon at Lexington Hills, a garden-style community located in Lexington, MA. These two communities are expected to contain an aggregate of 692 apartment homes when completed for a Total Capital Cost of $172,000,000.
The Company completed the redevelopment of Avalon at Fairway Hills III located in Columbia, MD. The redevelopment of Avalon at Fairway Hills III, a garden-style community containing 336 apartment homes, was completed for a Total Capital Cost of $6,000,000, excluding costs incurred prior to redevelopment.
The Company recently determined that soil at its Avalon Lyndhurst development site, located in Lyndhurst, NJ, was contaminated from imported fill delivered to the site by third parties. The contaminants exceeded allowable levels for residential use under New Jersey state and local regulations, and the Company is in the process of remediating the site as required. As a result, the Company estimates that the cost to complete construction of this community, including costs associated with construction delays, may increase by approximately $10,000,000. The Company is pursuing the recovery of these additional costs through its insurance as well as the third parties involved, but no assurance can be given as to the amount or timing of reimbursements to the Company.
Disposition Activity
In April 2006, the Company sold Avalon Corners, located in Stamford, CT. This community contains 195 apartment homes and was sold for a price of $60,200,000. This resulted in a GAAP gain of $31,992,000 and an Economic Gain of $26,859,000. The Unleveraged IRR over an approximate eight-year holding period was 16.9%. The buyer of this asset intends to continue to operate this community as rental apartments.
Investment Management Fund Activity
During the second quarter of 2006, AvalonBay Value Added Fund, L.P. (the “Fund”), the private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%, acquired one community. Avalon at Aberdeen Station, located in Aberdeen, NJ, was acquired for a purchase price of $57,600,000. Avalon at Aberdeen Station is a garden-style community containing 290 apartment homes.
In July 2006, the Fund acquired The Springs, located in Corona, CA, part of the Inland Empire, for a purchase price of $47,120,000. The Springs is a garden-style community containing 320 apartment homes.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Financing, Liquidity and Balance Sheet Statistics
As of June 30, 2006, the Company had $6,000,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 21.9% at June 30, 2006. Unencumbered NOI for the six months ended June 30, 2006 was approximately 85% and Interest Coverage for the second quarter of 2006 was 3.7 times.
In July 2006, the Company repaid $150,000,000 of unsecured notes with an annual interest rate of 6.8%, along with any unpaid interest, pursuant to their scheduled maturity.
Third Quarter and Full Year Outlook
The Company expects EPS in the range of $0.49 to $0.53 for the third quarter of 2006. Based on changes to the Company’s disposition plan, the Company is revising its projected EPS to a range of $3.68 to $3.78 for the full year 2006.
Strong apartment fundamentals in the Company’s markets drove revenue and NOI growth, resulting in better than expected operating results for the second quarter of 2006. These positive trends are continuing into July 2006. As such, the Company expects Projected FFO per share in the range of $1.04 to $1.08 for the third quarter of 2006. In addition, the Company expects Projected NOI growth for Established Communities of 8% to 9% for the full year 2006. As such, the Company is increasing its outlook for Projected FFO per share to a range of $4.28 to $4.38 for the full year 2006.
Other Matters
The Company will hold a conference call on July 27, 2006 at 1:00 PM EDT to review and answer questions about its second quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from July 27, 2006 at 3:00 PM EDT until August 3, 2006 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 1551386.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at: http://www.adobe.com/products/acrobat/readstep2.html .
About AvalonBay Communities, Inc.
As of June 30, 2006, the Company owned or held a direct or indirect ownership interest in 160 apartment communities containing 46,904 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and three communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Timothy J. Naughton, President, at 1-703-317-4620, or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements”, as well as the Company’s Quarterly Report on Form 10-Q for the subsequent quarter under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter and full year 2006. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright© 2006 AvalonBay Communities, Inc. All Rights Reserved

SECOND QUARTER 2006
Supplemental Operating and Financial Data
Located in Coram, New York on Long Island, Avalon Pines II is the second phase of a two-phase, garden-style, apartment community that is adjacent to Pine Ridge Golf Club. Apartment homes feature washers and dryers, private patios or balconies and optional features such as crown molding and fireplaces. Community amenities include a fitness center, swimming pool, indoor basketball court, tennis court and jogging trails.
With easy access to the Long Island Expressway, I-495, two Long Island Railroad stations, and the Port Jefferson/Bridgeport ferry landing, Avalon Pines provides easy access to nearby employment centers.
Avalon Pines II is the second phase of a multi-phase apartment community containing an aggregate of 450 apartment homes that was completed for a Total Capital Cost of $73.2 million.

SECOND QUARTER 2006
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Unconsolidated Real Estate Investments	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
June 30, 2006
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q2	Q2		YTD	YTD
	2006	2005	% Change	2006	2005	% Change
Net income available to common stockholders	$67,794	$54,736	23.9%	$179,696	$122,171	47.1%

Per common share — basic	$0.91	$0.75	21.3%	$2.43	$1.68	44.5%
Per common share — diluted	$0.90	$0.74	21.6%	$2.39	$1.65	44.8%

Funds from Operations	$77,510	$72,325	7.2%	$164,354	$143,574	14.5%
Per common share — diluted	$1.03	$0.97	6.2%	$2.18	$1.93	13.0%

Dividends declared — common	$58,044	$52,029	11.6%	$116,030	$103,777	11.8%
Per common share	$0.78	$0.71	9.9%	$1.56	$1.42	9.9%

Common shares outstanding	74,415,977	73,280,345	1.5%	74,415,977	73,280,345	1.5%
Outstanding operating partnership units	152,002	470,226	(67.7%)	152,002	470,226	(67.7%)

Total outstanding shares and units	74,567,979	73,750,571	1.1%	74,567,979	73,750,571	1.1%

Average shares outstanding — basic	74,100,800	72,786,719	1.8%	73,950,147	72,640,134	1.8%
Average operating partnership units outstanding	152,221	477,970	(68.2%)	194,662	487,913	(60.1%)
Effect of dilutive securities	1,108,890	1,324,547	(16.3%)	1,141,137	1,289,458	(11.5%)

Average shares outstanding — diluted	75,361,911	74,589,236	1.0%	75,285,946	74,417,505	1.2%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate(1)	Maturities(2)
Conventional Debt				2006	$154,516	(3)
Long-term, fixed rate	$1,849,916	17.3%		2007	$307,690
Long-term, variable rate	112,825	1.1%		2008	$208,565
Variable rate credit facility and construction loan	45,952	0.4%		2009	$231,048
				2010	$234,437

Subtotal, Conventional	2,008,693	18.8%	6.7%

Tax-Exempt Debt
Long-term, fixed rate	192,777	1.8%
Long-term, variable rate	139,367	1.3%

Subtotal, Tax-Exempt	332,144	3.1%	5.9%

Total Debt	$2,340,837	21.9%	6.5%

(1)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(2)	Excludes amounts under the $500,000 variable rate credit facility. The Company is evaluating the refinancing of this credit facility in 2006. If the facility is not refinanced, after all extensions, it matures in 2008.

(3)	Includes $150,000 of unsecured notes repaid in July 2006.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q206	$11,205	$5,377	$164
Q106	$8,364	$5,559	$38
Q405	$7,067	$5,477	$77
Q305	$6,519	$4,842	$155
Q205	$6,036	$4,321	$214

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	143	41,485
Development Communities	17	5,419
Development Rights	49	11,996

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2006
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2006	2005	% Change	2006	2005	% Change
Revenue:
Rental and other income	$179,280	$164,289	9.1%	$353,232	$325,165	8.6%
Management, development and other fees	1,395	1,363	2.3%	2,601	1,796	44.8%

Total	180,675	165,652	9.1%	355,833	326,961	8.8%

Operating expenses:
Direct property operating expenses, excluding property taxes	40,960	37,381	9.6%	79,929	74,065	7.9%
Property taxes	16,871	16,171	4.3%	33,775	32,222	4.8%
Property management and other indirect operating expenses	8,307	7,594	9.4%	16,938	14,722	15.1%
Investments and investment management(1)	2,398	1,171	104.8%	3,869	2,164	78.8%

Total	68,536	62,317	10.0%	134,511	123,173	9.2%

Interest expense, net	(26,595)	(32,112)	(17.2%)	(55,259)	(64,232)	(14.0%)
General and administrative expense(2)	(6,479)	(6,262)	3.5%	(12,762)	(13,421)	(4.9%)
Joint venture income and minority interest(3)	79	(159)	(149.7%)	174	5,910	(97.1%)
Depreciation expense	(41,238)	(39,377)	4.7%	(81,153)	(78,693)	3.1%
Gain on sale of land	—	4,617	N/A	13,166	4,617	185.2%

Income from continuing operations	37,906	30,042	26.2%	85,488	57,969	47.5%

Discontinued operations:(4)
Income from discontinued operations	71	4,222	(98.3%)	1,147	8,291	(86.2%)
Gain on sale of communities	31,992	22,647	41.3%	97,411	60,261	61.6%

Total discontinued operations	32,063	26,869	19.3%	98,558	68,552	43.8%

Net income	69,969	56,911	22.9%	184,046	126,521	45.5%
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(4,350)	(4,350)	—

Net income available to common stockholders	$67,794	$54,736	23.9%	$179,696	$122,171	47.1%

Net income per common share — basic	$0.91	$0.75	21.3%	$2.43	$1.68	44.5%

Net income per common share — diluted	$0.90	$0.74	21.6%	$2.39	$1.65	44.8%

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits. Abandoned pursuits are volatile and therefore may vary widely between periods.

(2)	Amounts for the three and six months ended June 30, 2005 include the accrual of $1,500 in costs related to various litigation matters. In addition, the amount for the six months ended June 30, 2005 includes separation costs in the amount of $2,100 due to the departure of a senior executive.

(3)	Amount for the six months ended June 30, 2005 includes $6,252 related to gain on the sale of Rent.com to eBay.

(4)	Reflects net income for communities sold during the period from January 1, 2005 through June 30, 2006. The following table details income from discontinued operations as of the periods shown:

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Rental income	$157	$7,277	$1,787	$15,970
Operating and other expenses	(86)	(2,230)	(640)	(5,064)
Interest expense, net	—	—	—	—
Depreciation expense	—	(825)	—	(2,615)

Income from discontinued operations(5)	$71	$4,222	$1,147	$8,291

(5)	NOI for discontinued operations totaled $71 and $1,147 for the three and six months ended June 30, 2006, respectively, all of which is related to assets sold.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
Real estate	$5,378,135	$5,304,234
Less accumulated depreciation	(1,018,627)	(938,297)

Net operating real estate	4,359,508	4,365,937

Construction in progress, including land	486,925	317,823
Land held for development	214,463	179,739
Operating real estate assets held for sale, net	—	82,289

Total real estate, net	5,060,896	4,945,788

Cash and cash equivalents	12,780	6,106
Cash in escrow	30,569	48,266
Resident security deposits	27,317	26,290
Other assets (1)	140,878	138,610

Total assets	$5,272,440	$5,165,060

Unsecured senior notes	$1,805,214	$1,809,182
Unsecured facility	6,000	66,800
Notes payable	528,837	490,582
Resident security deposits	37,962	35,640
Liabilities related to assets held for sale	—	1,837
Other liabilities	247,896	199,892

Total liabilities	$2,625,909	$2,603,933

Minority interest	5,483	19,464

Stockholders’ equity	2,641,048	2,541,663

Total liabilities and stockholders’ equity	$5,272,440	$5,165,060

(1)	Other assets includes $0 and $485 relating to discontinued operations as of June 30, 2006 and December 31, 2005, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
June 30, 2006

	Apartment
	Homes	Average Rental Rates(2)			Economic Occupancy			Rental Revenue ($000’s)
		Q2 06	Q2 05	% Change	Q2 06	Q2 05	% Change	Q2 06	Q2 05	% Change
Northeast
Boston, MA	2,471	$1,644	$1,609	2.2%	95.6%	95.6%	0.0%	$11,650	$11,401	2.2%
Fairfield-New Haven, CT	1,998	2,007	1,927	4.2%	96.9%	96.0%	0.9%	11,660	11,099	5.1%
New York, NY	1,606	2,203	2,131	3.4%	97.2%	96.5%	0.7%	10,313	9,908	4.1%
Northern New Jersey	1,182	2,460	2,255	9.1%	97.3%	95.9%	1.4%	8,484	7,678	10.5%
Long Island, NY	915	2,368	2,264	4.6%	97.5%	97.3%	0.2%	6,338	6,046	4.8%
Central New Jersey	502	1,667	1,615	3.2%	96.7%	95.6%	1.1%	2,421	2,322	4.3%

Northeast Average	8,674	2,019	1,936	4.3%	96.8%	96.1%	0.7%	50,866	48,454	5.0%

Mid-Atlantic
Washington, DC	5,115	1,606	1,501	7.0%	96.3%	94.6%	1.7%	23,720	21,823	8.7%
Baltimore, MD	718	1,175	1,151	2.1%	98.0%	96.3%	1.7%	2,480	2,390	3.8%

Mid-Atlantic Average	5,833	1,553	1,457	6.6%	96.4%	94.8%	1.6%	26,200	24,213	8.2%

Midwest
Chicago, IL	887	1,124	1,095	2.6%	94.7%	96.1%	(1.4%)	2,831	2,797	1.2%

Midwest Average	887	1,124	1,095	2.6%	94.7%	96.1%	(1.4%)	2,831	2,797	1.2%

Pacific Northwest
Seattle, WA	2,500	1,121	1,035	8.3%	96.5%	94.9%	1.6%	8,116	7,384	9.9%

Pacific Northwest Average	2,500	1,121	1,035	8.3%	96.5%	94.9%	1.6%	8,116	7,384	9.9%

Northern California
San Jose, CA	4,464	1,523	1,433	6.3%	96.6%	95.7%	0.9%	19,709	18,386	7.2%
San Francisco, CA	2,015	1,820	1,670	9.0%	96.5%	96.2%	0.3%	10,618	9,715	9.3%
Oakland-East Bay, CA	1,647	1,227	1,172	4.7%	96.2%	95.6%	0.6%	5,831	5,536	5.3%

Northern California Average	8,126	1,537	1,439	6.8%	96.5%	95.8%	0.7%	36,158	33,637	7.5%

Southern California
Los Angeles, CA	1,198	1,572	1,442	9.0%	95.5%	95.4%	0.1%	5,393	4,945	9.1%
Orange County, CA	1,174	1,356	1,273	6.5%	96.8%	96.3%	0.5%	4,624	4,320	7.0%
San Diego, CA	1,058	1,385	1,347	2.8%	95.4%	94.9%	0.5%	4,196	4,063	3.3%

Southern California Average	3,430	1,440	1,355	6.3%	95.9%	95.6%	0.3%	14,213	13,328	6.6%

Average/Total Established	29,450	$1,623	$1,534	5.8%	96.5%	95.7%	0.8%	$138,384	$129,813	6.6%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
June 30, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		Q2 06	Q1 06	% Change	Q2 06	Q1 06	% Change	Q2 06	Q1 06	% Change
Northeast
Boston, MA	2,471	$1,644	$1,639	0.3%	95.6%	95.3%	0.3%	$11,650	$11,584	0.6%
Fairfield-New Haven, CT	1,998	2,007	1,958	2.5%	96.9%	96.0%	0.9%	11,660	11,268	3.5%
New York, NY	1,606	2,203	2,172	1.4%	97.2%	97.0%	0.2%	10,313	10,149	1.6%
Northern New Jersey	1,182	2,460	2,406	2.2%	97.3%	96.5%	0.8%	8,484	8,236	3.0%
Long Island, NY	915	2,368	2,322	2.0%	97.5%	96.1%	1.4%	6,338	6,127	3.4%
Central New Jersey	502	1,667	1,625	2.6%	96.7%	94.4%	2.3%	2,421	2,309	4.9%

Northeast Average	8,674	2,019	1,987	1.6%	96.8%	96.1%	0.7%	50,866	49,673	2.4%

Mid-Atlantic
Washington, DC	5,115	1,606	1,563	2.8%	96.3%	96.5%	(0.2%)	23,720	23,140	2.5%
Baltimore, MD	718	1,175	1,161	1.2%	98.0%	98.2%	(0.2%)	2,480	2,457	0.9%

Mid-Atlantic Average	5,833	1,553	1,513	2.6%	96.4%	96.7%	(0.3%)	26,200	25,597	2.4%

Midwest
Chicago, IL	887	1,124	1,095	2.6%	94.7%	93.9%	0.8%	2,831	2,736	3.5%

Midwest Average	887	1,124	1,095	2.6%	94.7%	93.9%	0.8%	2,831	2,736	3.5%

Pacific Northwest
Seattle, WA	2,500	1,121	1,090	2.8%	96.5%	96.2%	0.3%	8,116	7,864	3.2%

Pacific Northwest Average	2,500	1,121	1,090	2.8%	96.5%	96.2%	0.3%	8,116	7,864	3.2%

Northern California
San Jose, CA	4,464	1,523	1,487	2.4%	96.6%	97.2%	(0.6%)	19,709	19,358	1.8%
San Francisco, CA	2,015	1,820	1,776	2.5%	96.5%	96.9%	(0.4%)	10,618	10,399	2.1%
Oakland-East Bay, CA	1,647	1,227	1,202	2.1%	96.2%	97.3%	(1.1%)	5,831	5,779	0.9%

Northern California Average	8,126	1,537	1,501	2.4%	96.5%	97.1%	(0.6%)	36,158	35,536	1.8%

Southern California
Los Angeles, CA	1,198	1,572	1,530	2.7%	95.5%	95.8%	(0.3%)	5,393	5,266	2.4%
Orange County, CA	1,174	1,356	1,340	1.2%	96.8%	96.6%	0.2%	4,624	4,558	1.4%
San Diego, CA	1,058	1,385	1,371	1.0%	95.4%	96.1%	(0.7%)	4,196	4,182	0.3%

Southern California Average	3,430	1,440	1,416	1.7%	95.9%	96.1%	(0.2%)	14,213	14,006	1.5%

Average/Total Established	29,450	$1,623	$1,590	2.1%	96.5%	96.4%	0.1%	$138,384	$135,412	2.2%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Year-To-Date Revenue and Occupancy Changes — Established Communities (1)
June 30, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		YTD Q2 06	YTD Q2 05	% Change	YTD Q2 06	YTD Q2 05	% Change	YTD Q2 06	YTD Q2 05	% Change
Northeast
Boston, MA	2,471	$1,642	$1,608	2.1%	95.5%	95.4%	0.1%	$23,234	$22,728	2.2%
Fairfield-New Haven, CT	1,998	1,982	1,904	4.1%	96.5%	95.8%	0.7%	22,928	21,868	4.8%
New York, NY	1,606	2,187	2,118	3.3%	97.1%	96.1%	1.0%	20,462	19,618	4.3%
Northern New Jersey	1,182	2,433	2,227	9.3%	96.9%	96.4%	0.5%	16,720	15,228	9.8%
Long Island, NY	915	2,345	2,253	4.1%	96.8%	96.9%	(0.1%)	12,465	11,991	4.0%
Central New Jersey	502	1,644	1,603	2.6%	95.5%	95.0%	0.5%	4,730	4,590	3.1%

Northeast Average	8,674	2,004	1,923	4.2%	96.4%	95.9%	0.5%	100,539	96,023	4.7%

Mid-Atlantic
Washington, DC	5,115	1,584	1,486	6.6%	96.4%	94.4%	2.0%	46,860	43,141	8.6%
Baltimore, MD	718	1,168	1,138	2.6%	98.1%	95.5%	2.6%	4,936	4,694	5.2%

Mid-Atlantic Average	5,833	1,534	1,443	6.3%	96.5%	94.5%	2.0%	51,796	47,835	8.3%

Midwest
Chicago, IL	887	1,109	1,087	2.0%	94.3%	95.4%	(1.1%)	5,567	5,515	0.9%

Midwest Average	887	1,109	1,087	2.0%	94.3%	95.4%	(1.1%)	5,567	5,515	0.9%

Pacific Northwest
Seattle, WA	2,500	1,106	1,027	7.7%	96.3%	95.1%	1.2%	15,981	14,680	8.9%

Pacific Northwest Average	2,500	1,106	1,027	7.7%	96.3%	95.1%	1.2%	15,981	14,680	8.9%

Northern California
San Jose, CA	4,464	1,505	1,429	5.3%	96.9%	95.6%	1.3%	39,068	36,652	6.6%
San Francisco, CA	2,015	1,798	1,660	8.3%	96.7%	95.5%	1.2%	21,017	19,201	9.5%
Oakland-East Bay, CA	1,647	1,214	1,168	3.9%	96.8%	95.8%	1.0%	11,610	11,066	4.9%

Northern California Average	8,126	1,519	1,435	5.9%	96.8%	95.6%	1.2%	71,695	66,919	7.1%

Southern California
Los Angeles, CA	1,198	1,551	1,425	8.8%	95.6%	95.8%	(0.2%)	10,659	9,815	8.6%
Orange County, CA	1,174	1,348	1,263	6.7%	96.7%	96.4%	0.3%	9,182	8,580	7.0%
San Diego, CA	1,058	1,378	1,339	2.9%	95.8%	94.8%	1.0%	8,377	8,065	3.9%

Southern California Average	3,430	1,428	1,343	6.3%	96.0%	95.7%	0.3%	28,218	26,460	6.6%

Average/Total Established	29,450	$1,606	$1,524	5.4%	96.5%	95.5%	1.0%	$273,796	$257,432	6.4%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of June 30, 2006

		Number	Number	Total
		of	of	Capital Cost (2)
		Communities	Homes	(millions)
Portfolio Additions:
2006 Annual Completions	(3)
Development		4	849	$167.6
Redevelopment	(4)	2	—	10.1

Total Additions		6	849	$177.7

2005 Annual Completions
Development		7	1,971	$408.2
Redevelopment		3	—	31.0

Total Additions		10	1,971	$439.2

Pipeline Activity:	(3)

Currently Under Construction
Development		17	5,419	$1,412.0
Redevelopment	(4)	3	—	26.2

Subtotal		20	5,419	$1,438.2

Planning
Development Rights		49	11,996	$2,869.0

Total Pipeline		69	17,415	$4,307.2

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Information represents projections and estimates.

(4)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2006.

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of June 30, 2006

	Percentage		Total		Schedule			Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #14
Under Construction:
1. Avalon Del Rey (6)	30%	309	$70.0	Q2 2004	Q1 2006	Q3 2006	Q1 2007	$2,010	96.4%	77.7%	67.3%	33.4%
Los Angeles, CA
2. Avalon Camarillo	100%	249	47.2	Q2 2004	Q1 2006	Q3 2006	Q1 2007	1,660	84.3%	76.3%	63.1%	35.7%
Camarillo, CA
3. Avalon Wilshire	100%	123	46.6	Q1 2005	Q4 2006	Q1 2007	Q3 2007	2,520	N/A	N/A	N/A	N/A
Los Angeles, CA
4. Avalon at Mission Bay North II (7)	25%	313	116.2	Q1 2005	Q3 2006	Q1 2007	Q3 2007	3,020	21.1%	18.2%	10.9%	N/A
San Francisco, CA
5. Avalon Chestnut Hill	100%	204	60.6	Q2 2005	Q4 2006	Q1 2007	Q3 2007	2,735	N/A	4.9%	N/A	N/A
Chestnut Hill, MA
6. Avalon at Decoverly II	100%	196	30.5	Q3 2005	Q2 2006	Q2 2007	Q4 2007	1,500	14.3%	16.3%	8.7%	1.1%
Rockville, MD
7. Avalon Lyndhurst (8)	100%	328	78.8	Q3 2005	Q1 2007	Q4 2007	Q2 2008	2,260	N/A	N/A	N/A	N/A
Lyndhurst, NJ
8. Avalon Shrewsbury	100%	251	36.1	Q3 2005	Q2 2006	Q2 2007	Q4 2007	1,380	18.7%	24.3%	9.6%	1.5%
Shrewsbury, MA
9. Avalon Riverview North	100%	602	175.6	Q3 2005	Q3 2007	Q3 2008	Q1 2009	2,695	N/A	N/A	N/A	N/A
New York, NY
10. Avalon Chrystie Place II	100%	206	100.8	Q4 2005	Q4 2006	Q1 2007	Q3 2007	3,420	N/A	N/A	N/A	N/A
New York, NY
11. Avalon at Glen Cove North	100%	111	42.4	Q4 2005	Q2 2007	Q3 2007	Q1 2008	2,300	N/A	N/A	N/A	N/A
Glen Cove, NY
12. Avalon Danvers	100%	433	84.8	Q4 2005	Q1 2007	Q2 2008	Q4 2008	1,660	N/A	N/A	N/A	N/A
Danvers, MA
13. Avalon Woburn	100%	446	81.9	Q4 2005	Q4 2006	Q1 2008	Q3 2008	1,640	N/A	3.4%	N/A	N/A
Woburn, MA
14. Avalon on the Sound II	100%	588	184.2	Q1 2006	Q3 2007	Q3 2008	Q1 2009	2,420	N/A	N/A	N/A	N/A
New Rochelle, NY
15. Avalon Meydenbauer	100%	368	84.3	Q1 2006	Q4 2007	Q3 2008	Q1 2009	1,625	N/A	N/A	N/A	N/A
Bellevue, WA
16. Avalon at Dublin Station I	100%	305	85.8	Q2 2006	Q3 2007	Q2 2008	Q4 2008	1,995	N/A	N/A	N/A	N/A
Dublin, CA
17. Avalon at Lexington Hills	100%	387	86.2	Q2 2006	Q2 2007	Q3 2008	Q1 2009	2,105	N/A	N/A	N/A	N/A
Lexington, MA

Subtotal/Weighted Average		5,419	$1,412.0					$2,160

Completed this Quarter:
1. Avalon Pines II	100%	152	25.1	Q22005	Q12006	Q22006	Q42006	1,890	100.0%	91.4%	83.6%	55.9%
Coram, NY

Subtotal/Weighted Average		152	$25.1

Total/Weighted Average		5,571	$1,437.1					$2,155

Weighted Average Projected NOI
as a % of Total Capital Cost (1)(9)			7.0%	Inclusive of Concessions — See Attachment #14

Non-Stabilized Development Communities: (10)			% Economic	Asset Cost Basis, Non-Stabilized Development			Source
			Occ
Prior Quarter Completions:			(1) (5)	Capital Cost, Prior Quarter Completions		$25.3	Att. 8
Avalon at Bedford Center, Bedford, MA	139	$25.3		Capital Cost, Current Completions		25.1	Att. 8
				Capital Cost, Under Construction		1,324.9	Att. 8 (less JV partner share)
				Less: Remaining to Invest, Under Construction
Total	139	$25.3	95.1%

				Total Remaining to Invest	915.4		Att. 10
				Capital Cost, Projected Q3 2006 Starts	(123.5)		Att. 10, Footnote 5

						(791.9)

				Total Asset Cost Basis, Non-Stabilized Development		$583.4

Q2 2006 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $1.0 million. See Attachment #14.

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of July 21, 2006.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of July 21, 2006.

(4)	Physical occupancy based on apartment homes occupied as of July 21, 2006.

(5)	Represents Economic Occupancy for the second quarter of 2006.

(6)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(7)	The community is being developed under a joint venture structure and is expected to be financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.1 million including community-based debt.

(8)	The accompanying earnings release text, under the heading “Development and Redevelopment Activity”, includes a discussion of a remediation effort at this community. Although the Company estimates the resulting additional cost to complete construction at approximately $10 million, any recoverable amounts from insurance or third parties are not currently estimable. Accordingly, the Total Capital Cost and yield cited above do not reflect the potential impact of any additional costs associated with this remediation effort.

(9)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(10)	Represents Development Communities completed in the current quarter and prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2006.

Attachment 9
AvalonBay Communities, Inc.
Redevelopment Communities as of June 30, 2006

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	@ 6/30/06
									Inclusive of
									Concessions
									See Attachment #14
Under Redevelopment:
Stabilized (3)
1. 200 Arlington Place Arlington Heights, IL	100%	409	$50.2	$57.1	Q4 2000	Q1 2006	Q1 2007	Q3 2007	$1,345	97	7
2. Avalon Walk I and II (4)	100%	764	59.4	71.2	Q3 1992	Q1 2006	Q4 2007	Q2 2008	1,320	191	37
Hamden, CT					Q3 1994

Subtotal		1,173	$109.6	$128.3					$1,330	288	44

Acquisitions (3)
1. Ravenswood at the Park (5)	15%	400	49.2	56.7	Q4 2004	Q2 2006	Q4 2007	Q2 2008	1,325	57	16
Redmond, WA

Total/Weighted Average		1,573	$158.8	$185.0					$1,330	345	60

Completed this Quarter:
Stabilized
1. Avalon at Fairway Hills III (6)	100%	336	$23.3	$29.3	Q3 1996	Q4 2004	Q2 2006	Q3 2006	$1,345	336	—
Columbia, MD

Acquisitions
1. Avalon Columbia (7)	15%	170	25.5	29.6	Q4 2004	Q2 2005	Q2 2006	Q3 2006	1,360	170	—
Columbia, MD

Total/Weighted Average		506	$48.8	$58.9					$1,350	506	—

Grand Total/Weighted Average		2,079	$207.6	$243.9					$1,335	851	60

Weighted Average Projected NOI as a % of Total Capital Cost (2)				9.7%	Inclusive of Concessions — See Attachment #14

(1)	Inclusive of acquisition cost.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Stabilized Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment. Acquisition redevelopments are those communities that begin redevelopment within one year of acquisition.

(4)	This community was developed by a predecessor of the Company. Phase I was completed in Q3 1992 and Phase II was completed in Q3 1994.

(5)	This community was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “IM Fund”) in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%.

(6)	This is one of two communities that previously comprised Avalon at Fairway Hills II. In connection with the beginning of its renovation, this community will now be reported separately as Phase III.

(7)	This community was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s IM Fund in Q1 2005, reducing the Company’s indirect equity interest in the community to 15%. This community was formerly known as Hobbits Grove.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2006.

Attachment 10
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of June 30, 2006
($ in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total — 2004 Actual	2,181	$302,184	$368,301	$287,812	$266,548

2005 Actual:
Quarter 1	259	$60,827	$42,234	$286,946	$294,379
Quarter 2	473	72,327	75,121	588,802	315,720
Quarter 3	510	96,202	66,050	734,543	295,545
Quarter 4	238	118,483	35,641	881,012	377,320

Total — 2005 Actual	1,480	$347,839	$219,046

2006 Projected:
Quarter 1 (Actual)	267	$113,125	$47,014	$952,410	$468,401
Quarter 2 (Actual)	302	155,381	59,948	915,400	570,875
Quarter 3 (Projected)	487	207,368	90,510	708,032	606,591
Quarter 4 (Projected)	510	152,518	116,838	555,514	522,017

Total — 2006 Projected	1,566	$628,392	$314,310

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total — 2004 Actual		$3,544	$15,710	$2,140

2005 Actual:
Quarter 1	80	$2,878	$9,938	$5,963
Quarter 2	98	2,536	7,301	14,236
Quarter 3	110	1,890	17,350	15,172
Quarter 4	52	1,668	13,456	7,877

Total — 2005 Actual		$8,972

2006 Projected:
Quarter 1 (Actual)	32	$3,433	$18,443	$8,502
Quarter 2 (Actual)	60	3,474	21,760	10,206
Quarter 3 (Projected)	111	4,571	17,189	16,029
Quarter 4 (Projected)	101	4,480	12,709	16,238

Total — 2006 Projected		$15,958

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q2 2006 includes $123.5 million attributed to two anticipated Q3 2006 development starts and $7.3 million related to two anticipated Q3 2006 redevelopment starts. Remaining to Invest also includes $6.3 million attributed to Avalon at Mission Bay North II. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.1 million including community- based construction debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q2 2006 includes $94.2 million related to one unconsolidated joint venture and one unconsolidated investment in the IM Fund, and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2006.

Attachment 11
AvalonBay Communities, Inc.
Future Development as of June 30, 2006

DEVELOPMENT RIGHTS (1)

			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	New York, NY Phase III	(2)	90	$62
2.	Encino, CA	(2)	131	61
3.	Canoga Park, CA	(2)	210	52
4.	Acton, MA		380	71
5.	White Plains, NY		393	146
6.	Hingham, MA	(2)	235	44
7.	New York, NY		296	121
8.	Kirkland, WA Phase II	(2)	176	53
9.	Coram, NY	(2)	200	47
10.	Wilton, CT	(2)	100	24
11.	Tinton Falls, NJ		216	41
12.	Northborough, MA		350	60
13.	Irvine, CA	(2)	280	76
14.	Sharon, MA		156	26
15.	Norwalk, CT		314	63
16.	Andover, MA	(2)	115	21
17.	Union City, CA Phase I	(2)	272	74
18.	Union City, CA Phase II	(2)	166	46
19.	Brooklyn, NY		409	204
20.	Milford, CT	(2)	284	45
21.	West Long Branch, NJ	(3)	216	36
22.	Greenburgh, NY Phase II		444	112
23.	West Haven, CT		170	23
24.	Plainview, NY		160	38
25.	Shelton, CT II		171	34
26.	Oyster Bay, NY		273	69
27.	Hackensack, NJ		210	47
28.	Gaithersburg, MD		254	41
29.	Highland Park, NJ		285	67
30.	Shelton, CT		302	49
31.	Wanaque, NJ		200	33
32.	Pleasant Hill, CA	(4)	449	153
33.	Cohasset, MA	(2)	200	38
34.	Quincy, MA	(2)	146	24
35.	Plymouth, MA Phase II		81	17
36.	Dublin, CA Phase II		200	52
37.	Dublin, CA Phase III		205	53
38.	San Francisco, CA		152	40
39.	Howell, NJ		265	42
40.	Wheaton, MD	(2)	320	56
41.	Camarillo, CA		376	55
42.	Stratford, CT	(2)	146	23
43.	Alexandria, VA	(2)	282	56
44.	Saddle Brook, NJ		300	55
45.	Yaphank, NY	(2)	344	57
46.	Garden City, NY		160	58
47.	Tysons Corner, VA	(2)	439	101
48.	Camarillo, CA II		233	57
49.	Rockville, MD	(2)	240	46

	Total		11,996	$2,869

(1)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	This Development Right is subject to a joint venture arrangement.

(4)	This Development Right is subject to a joint venture arrangement. In connection with the pursuit of this Development Right, $125 million in bond financing was issued and immediately invested in a guaranteed investment contract (“GIC”) administered by a trustee. The Company does not have any equity or economic interest in the joint venture entity at this time, but has an option to make a capital contribution to the joint venture entity for a 99% general partner interest. Should the Company exercise this option, the bond proceeds will be released from the GIC and used for future construction of the Development Right. Should the Company decide not to exercise this option, the bond proceeds will be redeemed to the issuer.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2006.

Attachment 12
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of June 30, 2006

					AVB					AVB’s
			# of	Total	Book	Outstanding Debt				Economic
	Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	Share
	Real Estate Investments	Ownership	Homes	Cost (2)	Investment (3)	Amount	Type	Rate	Date	of Debt
AvalonBay Value Added Fund, LP

1.	Avalon at Redondo Beach	N/A	105	$24,418	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,540
	Los Angeles, CA
2.	Avalon Lakeside	N/A	204	18,053	N/A	7,888	Fixed	6.90%	Feb 2028 (4)	1,195
	Chicago, IL
3.	Avalon Columbia	N/A	170	29,223	N/A	16,575	Fixed	5.25%	Apr 2012	2,511
	Baltimore, MD
4.	Ravenswood at the Park	N/A	400	50,316	N/A	31,500	Fixed	4.96%	Jul 2012	4,772
	Seattle, WA
5.	Avalon at Poplar Creek	N/A	196	25,178	N/A	16,500	Fixed	4.83%	Oct 2012	2,500
	Chicago, IL
6.	Fuller Martel	N/A	82	18,013	N/A	11,500	Fixed	5.41%	Feb 2014	1,742
	Los Angeles, CA
7.	Civic Center Place (5)	N/A	192	37,991	N/A	23,806	Fixed	5.29%	Aug 2013	3,607
	Norwalk, CA
8.	Paseo Park	N/A	134	19,777	N/A	11,800	Fixed	5.74%	Nov 2013	1,788
	Fremont, CA
9.	Aurora at Yerba Buena	N/A	160	66,133	N/A	—	N/A	N/A	N/A	—
	San Francisco, CA
10.	Avalon at Aberdeen Station Aberdeen, NJ	N/A	290	57,758	N/A	—	N/A	N/A	N/A	—
	Fund corporate debt (6)	N/A	N/A	N/A	N/A	67,000	Variable	6.09%	Jan 2008	10,151

		15.2%	1,933	$346,860	$57,566	$203,334				$30,806

Other Operating Joint Ventures
1.	Avalon Run	(7)	426	$28,767	$1,473	$—	N/A	N/A	N/A	$—
	Lawrenceville, NJ
2.	Avalon Grove	(8)	402	51,659	8,317	—	N/A	N/A	N/A	—
	Stamford, CT
3.	Avalon Bedford	25.0%	368	61,201	12,743	37,200	Fixed	5.24%	Nov 2010	9,300
	Stamford, CT
4.	Avalon Chrystie Place I	20.0%	361	129,662	28,233	117,000	Variable	4.02%	Feb 2009	23,400
	New York, NY

			1,557	$271,289	$50,766	$154,200				$32,700

Other Development Joint Ventures
1.	Avalon at Mission Bay North II San Francisco, CA	25.0%	313	$91,296	$20,846	$60,008	Variable	6.85%	Sep 2008(9)	$15,002

			313	$91,296	$20,846	$60,008				$15,002

			3,803	$709,445	$129,178	$417,542				$78,508

(1)	Schedule does not include one community (Avalon Del Rey) that is being developed under a joint venture arrangement,

but is currently wholly-owned and therefore consolidated for financial reporting purposes.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(4)	Debt can be prepaid after February 2008 without penalty.

(5)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a blended interest rate.

(6)	Amounts are outstanding under the Fund’s unsecured credit facility. The interest rate is a blended average of the outstanding balance.

(7)	After the venture makes certain distributions to the third-party partner, the Company will generally be entitled to receive 40% of all operating cash flow distributions and 49% of all residual cash flow following a sale.

(8)	After the venture makes certain distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(9)	The maturity date as reflected on this attachment may be extended to September 2010 upon exercise of two one-year extension options.

Attachment 13
AvalonBay Communities, Inc.
Summary of Disposition Activity as of June 30, 2006
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Holding Period (1)	Price	GAAP Gain	and Other	Gain(2)	Mkt. Cap Rate (1)(2)	Unleveraged IRR (1)(2)
1998: 9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999: 16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000: 8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001: 7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002: 1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003: 12 Communities, 1 Land Parcel(3)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004: 5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005: 7 Communities, 1 Office Building, 3 Land Parcels (4)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006: 3 Communities, 1 Land Parcel		$197,750	$110,577	$19,083	$91,494	4.4%	16.6%

1998 - 2006 Total	6.1	$2,261,386	$842,093	$191,880	$650,214	6.3%	15.6%

(1)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(2)	See Attachment #14 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(4)	2005 GAAP gain includes the recovery of an impairment loss in the amount of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time when it was determined planned for disposition.

Attachment 14
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Net income	$69,969	$56,911	$184,046	$126,521
Dividends attributable to preferred stock	(2,175)	(2,175)	(4,350)	(4,350)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,609	39,933	81,871	80,884
Minority interest, including discontinued operations	99	303	198	780
Gain on sale of previously depreciated real estate assets	(31,992)	(22,647)	(97,411)	(60,261)

FFO attributable to common stockholders	$77,510	$72,325	$164,354	$143,574

Average shares outstanding — diluted	75,361,911	74,589,236	75,285,946	74,417,505

EPS — diluted	$0.90	$0.74	$2.39	$1.65

FFO per common share — diluted	$1.03	$0.97 (1)	$2.18 (2)	$1.93 (3)

(1)	FFO per common share - diluted for the three months ended June 30, 2005 includes gains on the sale of two land parcels, partially offset by the accrual of costs related to various litigation matters, totaling $0.04 per share.

(2)	FFO per common share - diluted for the six months ended June 30, 2006 includes $0.17 per share related to the sale of a land parcel.

(3)	FFO per common share - diluted for the six months ended June 30, 2005 includes the items in (1) above, as well as the following non-routine items, totaling $0.11 per share:

- Gain on sale of a technology investment; and

- Income related to the impact of the development by a third-party of a hotel adjacent to one of the Company’s existing communities; partially offset by

- Separation costs due to the departure of a senior executive.

Attachment 14 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2006 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q3 06	$0.49	$0.53
Projected depreciation (real estate related)	0.55	0.55

Projected FFO per share (diluted) — Q3 06	$1.04	$1.08

Projected EPS (diluted) — Full Year 2006	$3.68	$3.78
Projected depreciation (real estate related)	2.17	2.21
Projected gain on sale of operating communities	(1.57)	(1.61)

Projected FFO per share (diluted) — Full Year 2006	$4.28	$4.38

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Net income	$69,969	$56,911	$184,046	$126,521
Property management and other indirect operating expenses	8,307	7,594	16,938	14,722
Corporate-level other income	(1,394)	(1,441)	(2,600)	(2,054)
Investments and investment management	2,398	1,171	3,869	2,164
Interest expense, net	26,595	32,112	55,259	64,232
General and administrative expense	6,479	6,262	12,762	13,421
Joint venture income and minority interest	(79)	159	(174)	(5,910)
Depreciation expense	41,238	39,377	81,153	78,693
Gain on sale of real estate assets	(31,992)	(27,264)	(110,577)	(64,878)
Income from discontinued operations	(71)	(4,222)	(1,147)	(8,291)

NOI from continuing operations	$121,450	$110,659	$239,529	$218,620

Established:
Northeast	$34,280	$32,421	$67,353	$64,292
Mid-Atlantic	18,531	16,794	37,021	33,275
Midwest	1,778	1,798	3,444	3,475
Pacific NW	5,338	4,812	10,506	9,608
No. California	25,167	23,125	50,161	45,965
So. California	10,339	9,361	20,538	18,662

Total Established	95,433	88,311	189,023	175,277

Other Stabilized	15,486	14,267	30,764	27,575
Development/Redevelopment	10,531	8,081	19,742	15,768

NOI from continuing operations	$121,450	$110,659	$239,529	$218,620

Attachment 14 (continued)
NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2005 through June 30, 2006). A reconciliation of NOI from communities sold to net income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2006	2005	2006	2005
Income from discontinued operations	$71	$4,222	$1,147	$8,291
Interest expense, net	—	—	—	—
Depreciation expense	—	825	—	2,615

NOI from discontinued operations	$71	$5,047	$1,147	$10,906

NOI from assets sold	$71	$5,047	$1,147	$10,906
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$71	$5,047	$1,147	$10,906

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Projected NOI as used within this release for Established Communities’ Projected NOI growth for the full year 2006 as compared to Established Communities’ NOI for the full year 2005, represents Established Communities’ NOI for the six months ended June 30, 2006, as presented elsewhere in this release, plus management’s estimate of Established Communities’ revenue less Established Communities’ operating expenses for the remainder of 2006.
In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. In addition, management believes that Projected NOI growth for Established Communities in the aggregate, provides investors with a better understanding of current trends and apartment market fundamentals. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment, and to Established Communities is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment, or the Established Communities, will achieve the Projected NOI used in the calculation of weighted average Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

Attachment 14 (continued)

	Q2	Q 2
	2006	2005
Rental revenue (GAAP basis)	$138,384	$129,813
Concessions amortized	3,384	5,191
Concessions granted	(1,755)	(4,940)

Rental revenue (with concessions on a cash basis)	$140,013	$130,064

% change — GAAP revenue	6.6%

% change — cash revenue	7.6%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain for the six months ended June 30, 2006 to gain on sale in accordance with GAAP is presented on Attachment 13.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2006 are as follows (dollars in thousands):

Net income	$69,969
Interest expense, net	26,595
Depreciation expense	41,238

EBITDA	$137,802

EBITDA from continuing operations	$105,739
EBITDA from discontinued operations	32,063

EBITDA	$137,802

EBITDA from continuing operations	$105,739

Interest expense, net	26,595
Dividends attributable to preferred stock	2,175

Interest charges	28,770

Interest coverage	3.7

In the calculations of EBITDA above, EBITDA from discontinued operations includes $31,992 in gain on sale of communities.
Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate value.

Attachment 14 (continued)
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. The gross sales price is adjusted for transaction costs and deferred maintenance in determining the Initial Year Market Cap Rate for acquisitions. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community (for dispositions) and on the expected total investment in each community (for acquisitions).
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of June 30, 2006 is as follows (dollars in thousands):

Total debt	$2,340,837

Common stock	8,231,895
Preferred stock	100,000
Operating partnership units	16,814
Total debt	2,340,837

Total market capitalization	10,689,546

Debt as % of capitalization	21.9%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Attachment 14 (continued)
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2006 is as follows (dollars in thousands):

NOI for Established Communities	$189,023
NOI for Other Stabilized Communities	30,764
NOI for Development/Redevelopment Communities	19,742
NOI for discontinued operations	1,147

Total NOI generated by real estate assets	240,676
NOI on encumbered assets	37,305

NOI on unencumbered assets	203,371

Unencumbered NOI	84.5%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2006, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2005 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.